EXHIBIT "2.6"

DYNARESOURCE, INC.
"PHASE II EXPLORATION




                           GOLDEN HEMLOCK EXPLORATION

                              PHASE II EXPLORATION

                                  February 2000





[GRAPHIC OMITTED]



INTRODUCTION

Exploration on the San Jose de Gracia property will focus on identifying areas of:

1. High-grade, vein-hosted gold mineralization amenable to underground mining methods.

2. Disseminated gold mineralization developed adjacent to veins and amenable to bulk mining methods.

Six main target areas have been identified in the property including from southwest to northeast the La Purisima, Palo Chinos, Veta Tierra - Santa Edwiges, San Pablo, La Prieta and Tres Amigos - La Cecena zones (Figure 1). The attributes of the various target areas are presented in Table 1.

Table 1. Characteristics of the main target areas on the San Jose de Gracia property.

(Table Graphic Omitted)


Regional-scale uplift in the San Jose de Gracia area has tilted the strata and mineralizing system to the southwest. Geological mapping and geochemical sampling suggest that the deepest portions of the vein system are exposed in the northeast at Tres Amigos. Here the veins comprise gold bearing, base-metal rich quartz+chlorite breccia veins and stockworks. The veins are hosted within structurally controlled envelopes of chlorite+sericite alteration and silicification. At Veta Tierra - Santa Edwiges and Palo Chinos areas, gold is hosted within crustiform quartz and quartz+chlorite breccia and stockwork veins containing pyrite, chalcopyrite with Au:Ag ratios of 1:2. Alteration in these areas is pervasive and characterized by an assemblage of sericite/illite+chlorite+quartz. Further to the southwest, broad zones of pervasive clay alteration are exposed along the top of La Purisima ridge. SW tiling and changes in the style of alteration and mineralization suggest that the La Purisima, Palo Chinos and Veta Tierra - Santa Edwiges are near the top of the mineralizing system and exhibit the greatest vertical potential for gold mineralization. Based on our current understanding of the vein systems at San Jose de Gracia, the targets with the best exploration potential include:

1. La Purisima, La Prieta since they are the main areas of past production an have seen little or no modern exploration.

2.   Palo Chinos for both vein and disseminated gold potential.

3. Veta Tierra - Santa Edwiges since it may represent the northeast and up-dip extension of the La Purisima vein system.

Figure 1. Geology of the San Jose de Gracia property (red lines correspond to the surface trace of the main gold bearing veins on the property).

(Graphic Omitted)



PHASE 2 - PROPOSED WORK

The objectives this stage of exploration on the San Jose de Gracia are to advance exploration on the main target areas equally through diamond drilling, underground and surface exploration. Upon the completion of this phase of exploration, Golden Hemlock Exploration will be in the position to focus future exploration activities on those targets with the best chance of success.

Exploration activities on the property are separated into two segments commencing in early February and ending at the end of April. For the first month, exploration will concentrate on underground re-habilitation and surface trenching and mapping. Expenditures during this stage of exploration are projected to be CND$ 85,000. Subsequent to initial surface and underground exploration, a drill will be mobilized to the property during the second month. A 1,250 metre, 12 hole drill program with a projected cost of CND$ 268,000 is proposed during this stage of exploration. Total expenditures are projected to be CND$ 353,000. Exploration expenditures for each stage and for the proposed exploration are presented in Appendix 1.

Surface Exploration

Surface exploration will entail:

o Continued 1:1,000 property scale geological mapping outside of the areas covered during Phase 1.

o    Detailed mapping in the main veins.

o    Hand trenching along the surface trace of the main vein targets.

o    Follow-up  silt  sampling  and  prospecting  to the  north and east of Tres
     Amigos.

Twenty-four trenches, totaling 725 metres are proposed for the Palo Chino, Veta Tierra, San Pablo and La Cecena - Tres Amigos areas (Table 2). The purpose of surface trenching is to confirm the along strike continuation of these vein systems prior to drilling. For the location of individual trenches see Figures 2, 4, 6 and 8. Information obtained from detailed geological mapping and trenching along the trace of these vein systems will be used to more effectively locate drill holes proposed for the second stage of exploration.

Table 2. Proposed trenching

        ----------------------------            ----------------------------
        Trench    Method    Length              Trench    Method    Length
                             (m)                                      (m)
        ============================            ============================

        PC-01     By hand     20                SP-02     By hand   25
        PC-02     By hand     50                SP-03     By hand   25
        PC-03     By hand     40                TA-01     By hand   25
        PC-04     By hand     40                TA-02     By hand   25
        PC-05     By hand     35                TA-03     By hand   25
        VT-01     By hand     30                CE-01     By hand   40
        VT-02  Mechanical     30                CE-02     By hand   40
        VT-03     By hand     30                CE-03     By hand   25
        VT-04     By hand     30                CE-04     By hand   20
        Vt-05     By hand     30                CE-05     By hand   25
        VT-06     By hand     30                HI-01     By hand   30
        SP--1     By hand     25                HI-02     By hand   30
       ----------------------------             ----------------------------

Silt sampling to the east and west of Tres Amigos identified a large area of anomalous gold mineralization (Figure 2). Several historical workings in the area, including a number along the northeast trace of the La Prieta vein system, are likely responsible for some of the anomalies. Continued exploration in this area will include:

o Follow-up stream sediment sampling to determine the aerial extent of anomalous gold mineralization.
o    Prospecting to identify the source gold mineralization.
o    Property scale geological mapping.

Figure 2. Northeast target area showing the location of stream sediment samples gold grade (Au in ppb).

(Map Graphic Omitted)







Golden Hemlock
Explorations LTD
----------------

San Jose de Gracia

Northeast
Target Area



Underground Exploration

The focus of underground exploration will be re-habilitate the Del Angelo mine beneath La Purisima ridge. Historically the vein systems beneath La Purisima ridge have produced the bulk of the gold mined at San Jose de Gracia. To evaluate the up-side exploration potential of the La Purisima vein systems the de Angelo mine will be re-opened so that we can begin mapping and sampling the areas of historic mining. Mapping and sampling of the stopes will provide us with very important information about:

o        The grade and controls on the distribution of mineralization.


o    The area of historical mining.

This information will provide insight into where additional resources might be located for drill testing. Underground re-habilitation will also focus on

o    Providing  access to several of the  stopes and  sub-levels  within the San
     Pablo, Veta Tierra - Ste. Edwiges and San Pablo mines so that these areas can be mapped and sampled.

o    Opening up several of the historical  workings,  i.e. La Cecena, Los Hilos.
     Mapping and sampling of the veins within these old workings will increase our understanding of the continuity of the main vein systems.

Underground re-habilitation will employ a professional miner and several of the miners already on the Minera Finisterre payroll. Local help will be hired to muck out some of the portals and caved areas.

Diamond Drilling

A 12 hole, 1250 metre drill program is proposed to evaluate the Palo Chino, Veta
Tierra,  San Pablo and the south west  extension of the Tres Amigos vein system.
The drill program is designed to test the upside exploration potential of each of these targets with a series of wide-spaced (50 metres) drill holes located along strike and/or down-dip of known areas. The location, and depth to target for each drill hole is presented in Table 3a, and Figures 3, 5,6,8 and 10.

Table3a. Locations for the proposed drill holes (Note: hole locations are subject to change with additional surface and underground exploration).


------------------------------------------------------------------------------------------------------------------
Hole_id     Easting    Northing    Target                Priorty     Elevation   Azimuth   Dip    Depth_tp_ Depth
                                                                                                  Target
==================================================================================================================
Hole A      213503.5   2898079     Tres Amigos            Initial          650       110   -90     95          115
Hole B      213463.1   289063      Tres Amigos            Initial          650       130   -85    110          130
Hole C        213676   2898158     Tres Amigos            Initial        603.5       190   -80     70           90
Hole D      212888.9   2897316     San Pablo              Initial        658         130   -80     80          100
Hole E      212866.4   2897273     San Pablo              Initial        662         130   -80     85          105
Hole F      212933.1   2897362     San Pablo              Initial        646         170   -90     65           85
Hole H      213052.2   2896897     Veta Tierra            Initial        745         140   -60     60           80
Hole I      213030.5   2896905     Initialeta Tierra      Initial        735         160   -60     70           90
Hole L      212842.4   2896423     Palo Chinos            Initial        585          57   -62     85          105
Hole M      212806.8   2896460     Palo Chinos            Initial        585          57   -62     85          105
Hole N      212881.8   2896333     Palo Chinos            Initial        565          57   -53     80          100
Hole O      212807.9   2896381     Palo Chinos            Initial        560          57   -60    105          125
------------------------------------------------------------------------------------------------------------------
                                                                                                              1230


To locate each drill hole, longitudinal sections were constructed for each vein target. Sample information from underground chip samples and drill hole intercepts were compiled on the longitudinal sections and grade x thickness plots were constructed (Figures 4, 7, 9 and 11) and blocks for the explored (sampled) portions were calculated to characterize the volume, grade and width of each vein (Tables 3 to 6). Subsequent to this, the pierce point of the proposed drill holes were plotted on the longitudinal sections to provide the most information about each target. In the following section, each vein target and the location of the proposed drill holes are discussed.




Included in this proposal is an addition 860 metres of follow-up drill holes that can be considered subsequent to results from the initial phase of drilling
(Table 3b). The six drill holes, with the exception of drill hole R, are included in the discussions for each target area, but are not included in the budget. The location of drill hole R, located in the La Purisima area will located pending additional surface work.

Table 3a. Locations for the proposed follow-up drill holes (Note: hole locations are subject to change with additional surface and underground exploration).



------------------------------------------------------------------------------------------------------------------
Hole_id     Easting    Northing    Target                Priorty     Elevation   Azimuth   Dip    Depth_tp_ Depth
                                                                                                  Target
==================================================================================================================
Hole G      212853.9   2897329     San Pablo            Follow-up         660          160   -80        130    150
Hole J      212961.4   2896841     Veta Tierra          Follow-up         700          110   -65         95    115
Hole K      213118.7   2896953     Veta Tierra          Follow-up         737          150   -70         65     85
Hole P      212870.6   2896355     Palo Chinos          Follow-up         563           57   -82        110    130
Hole Q      213341.9   2897971     La Cecema            Follow-up         620          130   -45         60     80
Hole R                             La Purisima          Follow-up                                              300
------------------------------------------------------------------------------------------------------------------
                                                                                                               860



TRES AMIGOS - LA CECENA

Three diamond drill holes totaling 335 metres are proposed for the Tres Amigos vein between the West Tres Amigos adit and La Cecena (Figure 3). Currently the Tres Amigos vein has been traced on surface for approximately 520 metres along strike and for 200 metres down dip. The vein strikes southwest and dips 50 degrees to the northwest, and is known to bifurcate (split into two veins) in the La Cecena area. Drilling in 1997 primarily tested the Tres Amigos vein down dip of the main workings and identified a northeast plunging shoot of high-grade mineralization averaging greater that 10 gpt Au/metres (Block A in Figure 4).

Drill holes A to C are directed to test the vein along strike of the main area drilled in 1997 (Figure 4). To evaluate the utility of the proposed drill hole, the volume of the vein to be tested by holes A to C (Block B) was compared with the area of known mineralization (Block A; Table 4). Based on our current knowledge, holes A to C will test a similar area of the vein as was explored in 1997. Currently, the grade and width of the area to be tested (Block B) is lower than was previously tested, but this is based on limited sampling in the La Cecena and West Tres Amigos adits.

Table 4. Estimated size and grade of mineralized blocks for the Tres Amigos vein (tonnes are calculated using an s.g. of 2.7 g/m3).


  ----------------------------------------------------------------------------
     Zone         Block      Type     Width   Au_gpt   Polygon_area   Tonnes
  ============================================================================
  Tres Amigos     Block A  Assumed     2.60      5.90      19.050    133,731
  Tres Amigos     Block B   Inferred   1.26      4.18      23,400     79,607
  ----------------------------------------------------------------------------

Figure 3. Tres Amigos area showing the location of proposed drill holes and trenches.

(Graphic Omitted)


San Jose de Garcia
Tres Amigos - La Cecena Area
Proposed Drill holes & Trenching

Figure 4. Longitudinal along the Tres Amigos vein. Intercepts reflect Au grade x thickness of the vein.

(Graphic Omitted)


The fourth drill hole assigned to test the Tres Amigos vein system is located along strike to the southwest (Figure 5). The location of this drill hole is approximate and is contingent on positive results from drill holes A to C. Additional surface mapping in the area during the next stage of exploration will also be used to better locate drill hole Q.

Figure 5. Proposed drill hole Q and trenches from La Cecena, southwest to Los Hilos.

(Graphic Omitted)


SAN PABLO

Previous exploration has not focused on the San Pablo vein despite the grade and potential width of the vein defined by chip sampling. The Vein is currently exposed on three levels for 130 metres along strike and 50 metres down dip (Figures 6 and 7). The vein strikes southwest and dips 45 to 70 degrees to the northwest. Based on the areas of underground mining, gold mineralization may be hosted within steeply plunging ore shoots that have yet to be identified by re-sampling of the vein.

Four drill holes (holes D to G) totaling 440 metres are proposed for the San Pablo vein. The drill holes will be located to test the down dip potential of the vein along its known strike, and to locate potential ore shoots down dip of the main area of mining. Currently, sampling of the San Pablo vein has outlined a small area with a robust gold grade of 9.4 gpt Au (Table 5). The proposed drilling will more than double the area tested and provide a better understanding of the size of this target. Surface work in the area will concentrate on tracing the vein along strike to the northeast and southwest.

Table 5. Estimated size and grade of mineralized blocks for the San Pablo vein (tonnes are calculated using an s.g. of 2.7 g/m3).

(Table Graphic Omitted)

Figure 6. Location of proposed drill holes and trenches for the San Pablo vein.

(Graphic Omitted)

Figure 7. Longitudinal along the San Pablo vein. Intercepts reflect Au grade x thickness of the vein

(Graphic Omitted)




VETA TIERRA - SANTA EDWIGES

The Veta Tierra - Santa Edwiges vein has been traced for 250 metres along strike and 90 metres down dip (Figures and 9). The vein strikes southwest and dips 50 degrees to the northwest and in the Santa Edwiges underground the vein averages 21 gpt Au over 0.7 metres. This area, which may form the northeast and up-dip extension of the Del Angelo mine, beneath La Purisima Ridge, contains at least two other know veins and several flat veins. A second southwest striking, northwest dipping vein is exposed in the La Union underground. This vein, in conjunction with a shallow northwest dipping flat vein in the hangingwall, was the focus of drilling during 1997 (Figure 9). Although several high-grade samples were collected from the La Union vein in the underground (up to 202 gpt Au/0.4 metres), drilling failed to return similar grades (up to 8.8 gpt Au/1 metre, SJG97-34). None of the holes drilled in 1997 intercepted the Veta Tierra
- Santa Edwiges vein.

The second vein is located to the southeast of the Veta Tierra - Santa Edwiges vein (Figure 8). It has been traced through a series of old workings and sub-crop for 275 metres along strike. Up-coming exploration will concentrate on tracing this vein along strike by trenching and detailed mapping.

To date, underground sampling of the Veta Tierra - Santa Edwiges vein has defined two small areas of mineralization (Blocks E and F, Table 6).

Table 6. Estimated size and grade of mineralized blocks for the Veta Tierra - Santa Edwiges vein (tonnes are calculated using an s.g. of 2.7 g/m3).

(Table Graphic Omitted)


Four drill holes (drill holes H to K); totaling 365 metres are proposed to test the vein down dip and between the underground workings at Veta Tierra and Santa Edwiges. These four drill holes will test a much larger area of the vein than has currently been explored and will significantly add to recognizing the up-side potential of this vein.

Figure 8. Location of proposed drill holes and trenches for the Veta Tierra - Santa Edwiges vein.

(Graphic Omitted)


Figure 9. Longitudinal along the Veta Tierra vein. Intercepts reflect Au grade x thickness of the vein.

(Graphic Omitted)


PALO CHINOS

The Palo Chinos vein has been traced for 300 metres underground and 100 metres down dip. The vein strikes northwest and dips 45 degrees to the southwest. Several northeast striking veins cross cut the main Palo Chinos vein (Figure
10). Based on underground samples, higher-grade mineralization may be localized at the intersection of the Palo Chinos and these northeast striking cross veins. Additional underground sampling and mapping will focus on substantiating the controls on mineralization at Palo Chinos. Two type of mineralization at Palo Chinos, including:

     1. Vein hosted - contained within crustiform quartz veins and siliceous hematite-pyrite mineralization


     2.   Lower grad, disseminated gold mineralization within the hanging wall.

The second style of mineralization has the potential to be a bulk mineable target, given the orientation of the Palo Chino vein and the slope of the topography to the southwest.

To date Exploration has defined two blocks of mineralization (Blocks H and J; Table 7 and Figure 11). To increase our understanding of the Palo Chino area, 5 drill holes (holes L to P), totaling 565 metres are proposed for the Palo Chinos vein. Drilling will focus on testing the vein along strike and down dip of the drill hole SJG97-63 intercept (15.5 metres of 3 gpt Au). The drill holes will be spaced at 50 metre centers and test an area equal to our current understanding of the vein.

Table 7. Estimated size and grade of mineralized blocks for the Palo Chinos vein (tonnes are calculated using an s.g. of 2.7 g/m3).


   ----------------------------------------------------------------------------
      Zone         Block      Type     Width   Au_gpt   Polygon_area   Tonnes
   ============================================================================
     Palo Chinos   Block H   Assumed    1.25      6.49      14,900     50,288
     Palo Chinos   Block I   Assumed   15.50      3.06       2,500    104,625
     Palo Chinos   Block J   Inferred  15.55      3.06      14,000    587,790
   ----------------------------------------------------------------------------


Figure 10. Location of proposed drill holes and trenches for the Veta Tierra - Santa Edwiges vein.

( Map Graphic Omitted)


In addition to drilling, the Palo Chino vein will be trenched along its surface trace to provide additional information about the extent of lower grade disseminated gold mineralization within the hanging.



Figure 11. Longitudinal along the Palo Chino vein. Intercepts reflect Au grade x thickness of the vein.

(Graphic Omitted)


Budget for Phase 2 Explorations

GOLDEN HEMLOCK - SAN JOSE de GRACIA Project


Phase 2 Budget (as of February 9, 2000)
--------------------------------------------------------------------------------------------------------------
Item                Description                  Person               #   Rate  CND$     Days     Amount CND$
==============================================================================================================
Technical           Geologists                   Project Geo.              $400.00        54        $21,600.00
Expenses                                         Geologist                 $275.00        59        $16,225.00
                                                 Other                     $325.00         0             $0.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total     $37,825.00

Non-Technical       Camp Manager                 Luis Dredger              $184.00        59        $10,856.00
Expenses            Domestic                     Cook                 1     $15.05        59           $887.95
                                                 Helper/Laundry       1     $15.05        54           $812.70
                    Assistants                   Field Assistants     2     $19.35        30         $1,161.00
                                                 Core Geotech         1     $19.35        29           $561.15
                                                 Core Splitting       1     $18.28        29           $529.98
                                                 Trenchers            8     $18.28        30         $4,386.00
                                                 Underground          4     $19.35        30         $2,322.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total     $21,516.78

Travel              Air Vancouver to Culican                          4    $850.00                   $3,400.00
                    Air Guimichil - SJG                               6     $80.00                     $480.00
                    Charter                                           2    $600.00                   $1,200.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total      $5,080.00

Accommodation       Meals                                             18    $30.00                     $540.00
                    Hotel                                             9     $50.00                     $450.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total        $990.00

Analytical          Rock Samples

Au + ICP                                Surface                       75    $21.71                   $1,628.25
                                      Trenching                      150    $21.71                   $3,256.50
                                    Underground                      300    $21.71                   $6,513.00
                                       Drilling                      400    $21.71                   $8,684.00

                    Silt Samples                                     100    $16.10                   $1,610.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total     $21,691.75

Surface Work        Excavator/Hoe                                          $250.00              0        $0.00
                    Mob/Demob                                                                            $0.00
                    Fuel                                             200    $1.25               0        $0.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total          $0.00

Road Prep           Excavator/Hoe                                          $250.00              7    $1,750.00
                    Mob/Demob                                                                            $0.00
                    Fuel                                             200    $1.25               7    $1,750.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total      $3,500.00

Diamond Drilling    Mob/Demob                                                                        $5,000.00
                    Water Truck                                            $300.00             24    $7,200.00
                    Drilling                                         1250  $145.00                 $181,250.00
                    Fuel                                             200    $1.35              24    $6,480.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total    $199,930.00




GOLDEN HEMLOCK - SAN JOSE de GRACIA Project
Phase 2 Budget cont'd


Item                Description                  Person               #   Rate  CND$     Days     Amount CND$

Underground         Technical                                         1    $400.00              6    $2,400.00
Re-hab*             Miner                                             1    $100.00             30    $3,000.00

                    Equipment                                                                        $5,000.00
                    Supplies                                                                         $5,000.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total     $15,400.00

Transportation      Truck Rental                                                                         $0.00
                    Fuel                                                                             $4,200.00
                    Maintenance                                                                      $5,600.00
                    Freight                                                                          $1,000.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total     $10,800.00

Communications

                    Telephone Rental                                  3     $67.50                     $202.50
                    Calls                                                                            $1,300.00
                    Fax                                                                                $500.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total      $2,002.50


Camp Supplies

                    Equipment                                                                        $1,500.00
                    Generator                                              $100.00        59         $5,900.00
                    Supplies                                                                         $2,000.00
                    Food - GHE                                        4     $15.00        59         $3,540.00
                    Food - Drilling                                   5     $15.00        24         $1,800.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total     $14,740.00

Field Supplies      All inclusive                                                                     2,500.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total      $2,500.00

Reporting           Geologists                   Project Geo               $400.00        17         $6,800.00
                                                 Geologist                 $275.00        11         $3,025.00

                    Drafting                                               $500.00         5         $2,500.00
                    Printing                                                               0           $500.00

                    Drill hole Program                                      $4,200.00      1         $4,200.00
--------------------------------------------------------------------------------------------------------------
                                                                                      Sub-total     $17,025.00

                                                                                      Total        $353,001.03


*Funds not used during this portion of the exploration project will be diverted to drilling.

Approved by:

On February 10, 2000


/S/ Dalton Dupasquier                        /S/ K.D. Diepholz
---------------------                        ---------------------
    Dalton Dupasquier                            Koy Diepholz